Exhibit 2.1

ASSETS PURCHASE AGREEMENT

          THIS AGREEMENT effective as of the 1st day of December, 2007, by and among Phoenix Forms, Inc, a Georgia Corporation ("Seller"), and DocPath Corp. a Nevada Corporation ("Purchaser").

WITNESSETH:

          WHEREAS, Seller owns and operates the business known as "Resolutions" located at 3360 Martins Farm Road, One Focus Plaza, Suite 200, Suwanee, Georgia, 30024, containing all of the properties, assets, and rights (hereinafter referred to as "Business Assets"), more particularly described in attached Schedule "A" and incorporated herein by reference; and

          WHEREAS, Seller wishes to sell the Business Assets and Purchaser wishes to buy said Business Assets under the terms and conditions set out herein.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1.       SALE AND PURCHASE OF ASSETS.  Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, all on the terms and conditions herein contained, all of the Business Assets of Seller, more particularly described in attached Schedule "A" and incorporated herein by reference.

          2.       EXCLUDED ASSETS.  Seller shall retain all right, title and interest in and to the assets set out in attached Schedule "B".

          3.       CLOSING AND CLOSING DATE.

                    (a)      The transaction contemplated herein shall be closed on December 10, 2007 with an effective date of December 1, 2007 (the "Closing").  The Closing hereof shall take place at 3360 Martins Farm Road, One Focus Plaza, Suite 200, Suwanee, Georgia, 30024.  Purchaser would be entitled to take possession of the property effective on the Closing.  Purchaser and Seller would respectively pay and be responsible for the following costs and expenses at Closing:

                              (i)       Seller would be responsible for any fees and expenses incurred on behalf of Seller's attorneys and accountants incurred by Seller;

                              (ii)      Purchaser would be responsible for any fees and expenses by Purchaser's attorney and accountants and costs and expenses incurred by Purchaser; and

                    (b)      It is hereby acknowledged and agreed that Purchaser has had or shall have possession of all of the assets hereby sold and the premises being occupied by Seller as of the Closing and has assumed responsibility for the risk of loss by fire or other casualty as of the date of such possession.  All obligations arising from the operation of the business from and after 12:00 A.M. on the Closing shall be of Purchaser and all of the same arising before said time shall be that of Seller.  The provisions of this paragraph shall survive the Closing hereunder.

          4.       ASSUMPTION OF SPECIFIED LIABILITIES.  Purchaser shall only assume those liabilities of Seller of any nature whatsoever, by reason of this Agreement or any of the transactions contemplated hereby, as described in Schedule "C".

          5.       PURCHASE PRICE and TERMS.  The Purchase Price for said assets and other rights as reflected in Schedule "A" shall be the amount of $970,000.00 and shall be paid by Purchaser as follows:

(a)            $873,000.00 due at Closing; and

(b)            $97,000.00 to be deposited into Escrow pursuant to an Escrow Agreement, attached hereto as Schedule "D".  Forty-five (45) days from December 10, 2007, funds in the Escrow Account will be released to Seller, unless there are differences within Seller's reviewed September 30, 2007 financials and other transactions prior to Closing that have a negative impact on Purchaser.

          6.       REPRESENTATIONS AND WARRANTIES OF SELLER.   Seller represents and warrants to Purchaser that the following facts are true and correct as of the date hereof and were true and correct on the Closing:

                    (a)      Duly Organized.  Seller is a Georgia Corporation duly organized and existing under the laws of the state of Georgia, is in good standing with said State, and the signatory hereto for Seller has proper corporate authorization to execute this Agreement on behalf of Seller, and Seller has all necessary and required powers and authority to make this Agreement and perform the same;

                    (b)      Assets.  Seller represents and warrants that Seller is the true and lawful owner of the Business Assets and has all necessary power and authority to sell the Business Assets to Purchaser, free and clear of any outstanding liens, judgments or any other encumbrances.  Seller would warrant and represent that it has not received any notices of condemnation, assessments, litigation, hazardous substance or waste contamination from any government agency or any other entity.  Seller further warrants and represents that it has undertaken reasonable and good faith efforts to insure that all financial information, including but not limited to reviewed financial statements as of September 30, 2007, located in VillageEDOCS, Inc's 10-QSB filing of November 14, 2007, submitted to Purchaser are and will be true and correct, and accurately reflect the Business of the Seller, in all material respects.

          Seller agrees to hold Purchaser harmless and to defend Purchaser against any claims made by a third party or rights asserted by a third party against the Business Assets;

                    (c)      Compliance with Law. Seller at all times held all licenses, permits, and authorizations necessary for the lawful operation of the Business; there has been and is currently no violation of any law, regulation, decree, judgment or order by Seller or concerning the operation of the Business; neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any breach or violation of the terms of any decree, judgment, law, regulation or order (to which Seller is subject or is a named party) now in effect, of any Court or other governmental body; and no consent, permit, approval, order or authorization of, or registration of filing, with any governmental agency or authority, or any other person, is required in connection with the consummation of the transactions contemplated by this Agreement or the conduct of the Seller's business by Purchaser at the Closing Date;

                    (d)      Lease.  There exists a lease between Eichler Family Trust, LLC and Phoenix Forms, Inc. d/b/a Resolutions (the "Lease") attached hereto as Schedule "E", which Seller shall transfer and assign to Purchaser pursuant to a Transfer and Assignment of Lease (Schedule "F").

                    (e)      Sub-Lease.  Seller and DocPath Corp. shall enter into a Sub-Lease for the time period of December 1, 2007 through December 31, 2008 (Schedule "G").

                    (f)       Authority; No Violation of Other Instruments.  Seller has all necessary authority to enter into, perform and carry out this Agreement, and this Agreement constitutes a legal, binding and valid obligation of Seller, enforceable in accordance with its terms.  The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not conflict with, or result in any material breach of any of the terms, conditions, and provisions of, or constitute a default under or result in the acceleration of any outstanding indebtedness of Seller or creation of any lien, charge, or encumbrance upon any of Seller's assets pursuant to any indenture, mortgage, lease, agreement or other instrument to which Seller is a party or by which any of Seller's assets are bound;

                    (g)      Statement Required Under Section 1060 of the Internal Revenue Code.  Seller agrees to file any statement or form required under Section 1060 of the Internal Revenue Code, and the information disclosed in such statement or form will be consistent with the Agreement and the Purchase Price Allocation set forth in Schedule "H";

                    (h)      Tax Returns and Payments.  All tax returns and other similar reports of Seller hereafter required by law to be filed under the laws of any jurisdiction, domestic or foreign, have been duly and timely filed; and all taxes, fees, or other governmental charges of any nature which were required to be paid by Seller has been paid or provided for, and Seller has not been granted any extension for the payment of any such tax, fee or charges; and Seller shall have no knowledge of any delinquent or unpaid taxes or any actual or threatened assessment of deficiency or additional tax or other governmental charge or a basis for such a claim against Seller.  Except as listed on Schedule "J", Seller represents that (i) there has been no tax audit with respect to Seller's operations by taxing or other authority in connection with any of its fiscal years, (ii) Seller has no knowledge of any such audit currently pending or threatened, and (iii) there are no tax liens on any of the properties of Seller;

                    (i)       Contracts; Labor Disputes.  Except as described in Schedule "I", Seller currently has no effective contracts, oral or written, involving the Business Assets which (i) involve the payment or receipt of more than Five Hundred Dollars ($500.00), (ii) have a duration of more than one month, (iii) are financing documents, (iv) are not for the purchase, sale or license of goods or services in the ordinary course of business consistent with past practices, or (v) there are no employment contracts which cannot be cancelled at Closing with no further obligation to employee.  True and complete copies of all contracts shall be delivered to Purchaser upon Purchaser's request.  Neither Seller nor any party to any such contract is in default thereof.  Seller is not and has not been in default of any contract or arrangement with any former or current employee.  There is no pending or threatened labor or employment dispute of any kind with any former or current employee;

                    (j)       Litigation.  Neither Seller, nor any of Seller's agents or employees are a party to any pending or threatened action, suit, proceeding or investigation, at law or in equity or otherwise, in or before any court or governmental board, commission, agency, department or office arising from, relating to or in any way affecting the Business or the Assets, nor does any basis exist for any such action, suit, proceeding, or investigation.  Seller is not subject to any known order, judgment, decree or governmental restriction which materially adversely affects its business or tax status, including without limitation, any proceedings to cancel, withdraw, suspend or revoke its tax status or any of its licenses, permits or authorizations, nor does any basis exist for any such judgment, decree, governmental restriction, or order.  Seller is unaware of any claims made by a third party regarding the validity of any patents, patents pending, inventions or ideas for which a patent application has been filed, trade secrets, trademarks, service marks, copyrights or other protected or protectable device or devices owned by Seller and used in Seller's business;

                    (k)      Brokers and Finders.  Seller has not retained any broker or finder in connection with the transactions contemplated by this Agreement, and Seller will indemnify, hold harmless and defend Purchaser against all claims for brokers' or finders' fees made or asserted by any party claiming to have been employed by Seller or any member of Seller, and all costs and expenses (including the reasonable fees of counsel) of investigating and defending such claim;

                    (l)       Intentionally Blank.

                    (m)     Accuracy of Documents and Information.  No representations or warranties made by Seller in this Agreement, nor any document, instruction, written information, statement, financial statement, certificate, schedule, or Exhibits furnished or to be furnished by Seller pursuant hereto or in connection with the transaction contemplated hereby, contains or will contain, any untrue statement of a material fact, or omits or will omit a material fact necessary to make the statements or facts contained herein or therein not misleading.  There is no fact known to Seller which materially and adversely affects Seller, the Business Assets, the Business or the transaction contemplated by this Agreement which has not been expressly and fully set forth in this Agreement or the Exhibits;

                    (n)      Seller's Ability to Maintain Business.  Seller represents and warrants its ability to operate Seller's business according to past normal business operations and shall continue to operate said business in a normal business like manner until Closing.

          7.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.            Purchaser represents and warrants the following facts are true and correct as of the date hereto and shall be true and correct on the Closing:

                    (a)      Duly Organized.  Purchaser is a Nevada Corporation duly organized and existing under the laws of the State of Nevada, is in good standing with said State, and the signatory hereto for Purchaser has proper corporate authorization to execute this Agreement on behalf of Purchaser, and Purchaser has all necessary and required powers and authority in the state of Georgia to make this Agreement and perform the same;

                    (b)      Purpose.  Purchaser warrants and represents that the Assets will be purchased for the purpose of resale , or use in the business of sale at retail, and it will immediately apply to the proper authorities for any and all appropriate tax licenses required thereby;

                    (c)      Authorizations.  Purchaser has all necessary authority to enter into this Agreement, and this Agreement constitutes a legal, binding and valid obligation of Purchaser, enforceable in accordance with its terms.

                    (d)      Compliance with Law and Other Instructions.  The execution and delivery of this Agreement and compliance with the provisions hereof by Purchaser will not conflict with, result in any material breach of any of the terms, conditions and provisions of, or constitute a material default under any Article, Bylaw, indenture, mortgage, lease, agreement or other instrument to which Purchaser is a party or by which it is bound;

                    (e)      Brokers and Finders.  Purchaser has not retained any broker or finder in connection with the transactions contemplated by this Agreement, and the Purchaser indemnifies Seller against all claims for brokers' or finders' fees made or asserted by any party claiming to have been employed by Purchaser, or any director, officer, member or employee of Purchaser, and all costs and expenses (including the reasonable fees of counsel) of investigating and defending such claim.

          8.       SELLER'S CLOSING DOCUMENTS.  At the Closing, Seller shall deliver to Purchaser the following closing documents:

                    (a)      Duly executed Bill of Sale and other such instruments of transfer as may be deemed necessary by Purchaser to transfer to Purchaser good and marketable title to the Assets, free and clear of any and all liens, encumbrances, charges, security interest, covenants, conditions, agreements, restrictions, adverse claims and defenses;

                    (b)      Shareholder/Director consent authorizing sale of the business assets; and

                    (c)      Such other documents, instruments or confirmation as may be reasonably required by Purchaser to fully effect and consummate the transactions contemplated hereby.

          9.       PURCHASER'S CLOSING DOCUMENTS.  Purchaser shall deliver to Seller the following closing documents:

                    (a)      The sum of $873,000.00 of the Purchase Price subject to the terms and conditions contained herein;

                    (b)      The sum of $97,000.00 to be placed in an Escrow Account pursuant to an Escrow Agreement attached hereto as Schedule "D";

                    (c)      Shareholder/Director consent authorizing purchase of the business assets; and

                    (d)      Such other documents, instruments or confirmation as may be reasonably required by Seller to fully effect and consummate the transactions contemplated hereby.

          10.     CONDITIONS TO OBLIGATIONS OF PURCHASER.  Except as otherwise specifically set forth herein, all obligations of Purchaser under this Agreement are subject to the fulfillment, prior to or at the Closing:

                    (a)      Representations and Warranties True at Closing.  The representations and warranties of Seller contained in this Agreement shall be deemed to have been made again at and as of the Closing with respect to the state of facts then existing and shall be true in all respects.  On the Closing, Seller shall deliver to Purchaser a certificate to such effect, which is satisfactory in form and substance to Purchaser;

                    (b)      No Material Changes.  Between the date hereof and the Closing, (i) there shall have been no materially adverse change affecting any of the Assets, and (ii) Seller shall not have suffered any liability, judgment, lien or termination of any contracts or the imposition of any obligation, the effect of which shall be materially adverse to the Business or to the Assets;

          (c)      Approvals.  Purchaser and Seller, as the case may be, shall either (i) have received as of the Closing all material licenses, permits, consents, authorizations and approvals of any governmental agency or authority, or any other person, necessary or appropriate for the operation of Seller's business, or (ii) if such approvals have not been issued prior to the date first set forth above, Purchaser shall be reasonably satisfied that such approvals will be issued in the ordinary course after such date and that Purchaser can operate Seller's business as presently operated after such date prior to the issuance of such approvals without incurring any material liability or obligation based on such operation prior to the issuance of such approvals;

                    (d)      Failure of Conditions.  In the event any one or more of the conditions set forth in this Section are not satisfied as required, Purchaser, in its sole and absolute discretion, may elect; (i) to waive any such condition precedent, (ii) or terminate this Agreement.

          11.     CONDITIONS TO OBLIGATIONS OF SELLER.  Except as otherwise specifically set forth herein, all obligations of Seller under this Agreement are subject to the fulfillment and satisfaction, prior to or on the Closing Date, of the following conditions, which may be waived in writing by Seller:

                    (a)      The representations and warranties of Purchaser contained in this Agreement shall be deemed to have been made again at and as of the Closing Date with respect to the state of facts then existing and shall then be true in all aspects; and

                    (b)      In the event the above condition set forth in this Section is not satisfied as required, Seller, in its sole and absolute discretion, may elect; (i) to waive any such condition precedent, (ii) or terminate this Agreement.

          12.     RISK OF LOSS AND PRORATIONS.

                    (a)      It is hereby acknowledged and agreed that Seller shall have possession of all Assets and the premises of the Business through December 1, 2007 at 12:00 AM and all risk of loss to said Assets being sold hereunder, shall be that of Seller, and all of the same arising after said date shall be that of Purchaser, and each will respectively hold the other harmless therefrom.

                    (b)      Purchaser shall withhold the sum of $10,750.00 from the Purchase Price due on December 10, 2007 to fund the payroll, benefits and related expenses of employees other than those named on Schedule "I" from December 1, 2007 through December 31, 2007.  Any additional amounts either due Seller or Purchaser resulting from amounts received by employees other than those named on Schedule "I", subject to the express approval of Seller, shall be resolved from the remaining portion of the Purchase Price placed in Escrow.

          13.     ANCILLARY AGREEMENTS OR REPRESENTATIONS AND WARRANTIES.  All statements contained in any ancillary agreement or instrument hereto and delivered for such purpose to the other shall be deemed representations and warranties for the benefit of the deliveree and shall survive the Closing.

          14.     MISCELLANEOUS.

                    (a)      Assignment.  This Agreement shall be binding upon and inure to the benefit of the assigns, heirs, administrators, executors, legal representatives and successors in interest of the parties hereto, provided, however, that this Agreement shall not be assignable or delegable by Seller;

                    (b)      Expenses, Litigation Costs.  Except as expressly provided herein, Purchaser and Seller shall pay its own costs and expenses, including legal and accounting expenses, relating to the transactions provided for herein, irrespective of when incurred;

                    (c)      Additional Documentation.  Seller shall from time to time, subsequent to the date first set forth above, at Purchaser's request and without further consideration, execute and deliver such other instruments of conveyance, assignment and transfer and take such other action as Purchaser reasonably may require in order to consummate the transactions contemplated by this Agreement;

                        (d )     Notices.  Any notice required or permitted hereunder shall be in writing and shall be given by personal delivery or telegraph, telex or U.S. mail, certified or registered with return receipt requested, and shall be deemed to have been duly given on personal delivery or three (3) days after the mailing or twelve (12) hours after transmission of a telegram or telex to the respective persons named below.

          IF TO SELLER:

          Phoenix Forms, Inc.                                        Copy to:  Charlie Neal, Esq.

          C/o VillageEDOCS, Inc.                                        Johnson, Pope, Bokor, Ruppel

          Attn:  Mike Richard                                               & Burns, L.L.P.

          1401 N. Tustin Ave., Ste. 230                               911 Chestnut Street

          Santa Ana, CA 92705                                           Clearwater, FL 33756

IF TO PURCHASER:

          DocPath Corp.                                      Copy to:  John F. Manning

          Attn: Alex Riess                                                    Manning Lilenfeld LLP

          3360 Martins Farm Road                                      3340 Peachtree Rd., NE

          One Focus Plaza, Suite 200                                  Tower Place, Suite 2600

          Suwanee, Georgia 30024                                     Atlanta, GA 30326

                    (e)      Survival of Terms.  All warranties and covenants contained in this Agreement or in any certificates or other instrument delivered by or on behalf of the parties hereto shall be continuous and survive the execution of this Agreement for a period of twenty-four (24) months after the date of Closing;

                    (f)       Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, shall be settled by binding arbitration in accordance with the relevant provisions of the Georgia Code relating to arbitration, as currently existing or as hereafter amended.  The parties agree that Arthur H. Metcalf shall act as Arbitrator should arbitration be necessary.

                    (g)      Governing Law.  Each of the parties hereto submits to the exclusive jurisdiction and venue of the United States District Court for the Northern District of Georgia and the appropriate State Court located in the County of Gwinnett for any legal or equitable action or proceeding arising out of or in any way relating to this Agreement;

                    (h)      Waiver of Bulk Sale Requirements.  Seller and Purchaser have agreed to waive all requirements under the Bulk Sale Act of the laws of the State of Georgia.

                    (i)       Captions.  The captions to Sections of this Agreement have been inserted for identification and reference purposes and shall not by themselves determine the construction or interpretation of this Agreement;

                    (j)       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument;

                    (k)      Entire Agreement and Modification.  This Agreement and the Schedules hereto, contain the entire agreement of the parties and supersede any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof.  This Agreement may only be amended by a written instrument signed by the parties hereto;

                    (l)       Severability.  Seller and Purchaser agree that if any provision of this Agreement is capable of two constructions, one of which would render the provision illegal or otherwise voidable or unenforceable and the other of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.  The language of all provisions of this Agreement shall be construed simply according to its fair meaning and not strictly against Purchaser or Seller.  It is the desire and intent of Purchaser and Seller that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies in force.

          IN WITNESS WHEREOF, this Agreement was entered into as of the date first above written.

                                                            PURCHASER:

                                                                        DocPath Corp.

                                                                        By: /s/ Julio A. Olivares                          (SEAL)

                                                                        Julio A. Olivares, Chief Executive Officer

                                                SELLER:

                                                            Phoenix Forms, Inc.

                                                                        By:  /s/ K. Mason Conner                         (SEAL)

                                                             K. Mason Conner, Chief Executive Officer